NEWS RELEASE

Michelle Moore and Rahul Gupta
Join the Cardtronics Board of Directors and Jorge Diaz Retires

HOUSTON, March 24, 2020 (GLOBE NEWSWIRE) – Cardtronics (Nasdaq: CATM) announced today that former Bank of America executive Michelle Moore, and former Chief Executive Officer of RevSpring Rahul Gupta, have been appointed to its Board of Directors, effective immediately.

Jorge Diaz has decided to retire from the Cardtronics Board of Directors and will not seek re-election at the 2020 General Meeting. Mr. Diaz first joined the board in 2004.

“I want to thank Jorge for his contributions to the board and his unyielding dedication to the company and its shareholders, said Mark Rossi, Chairman of the Board for Cardtronics. “I am also pleased to welcome Michelle and Rahul to the board. Both bring proven leadership, extensive experience in financial services, and the right mix of skills and expertise to lead Cardtronics forward. Because of their diverse experiences, they are a strong complement to our Board of Directors and will further strengthen the board’s breadth of talent and competencies.”

Ms. Moore will serve as a Class I director, and Mr. Gupta will serve as a Class II director.

“We expect that the additions of Michelle and Rahul to our board will help guide Cardtronics, as we evolve the business through a major transformation in retail consumer financial services. Additionally, we are pleased to add their extensive skills and diversity to our board. We look forward to benefiting from Michelle and Rahul’s deep knowledge and leadership,” said Ed West, CEO of Cardtronics.

Ms. Moore is an accomplished financial services executive, having spent 15 years (2003 - 2018) at Bank of America. In her most recent role at Bank of America, she was Head of Digital Banking and Advanced Solutions. In this role, she oversaw the company’s online and mobile platforms; the digital to physical integration across digital/ATM/call centers; ushering in a new era of digital services and solutions including AI; managing the strategy and transformation of the bank's ATM network. During her tenure, she served in other roles, including Checking Products Executive, Strategy and Transformation Executive, Finance Executive, CFO and COO for Commercial Banking, and Call Center Executive.

Mr. Gupta currently serves as a board member for several payments and fintech companies and as an advisor to private equity funds and venture funds in the financial technology space. Mr. Gupta served as Chief Executive Officer of RevSpring, a private company in the financial services and healthcare space, from 2017 to 2019. Before that, he served as Executive Vice President and Group President at Fiserv from 2006 to 2017.

A complete list of the Cardtronics Board of Directors is available on the company’s website.

About Cardtronics (Nasdaq: CATM)

Cardtronics is the trusted leader in financial self-service, enabling cash transactions at approximately 285,000 ATMs across 10 countries in North America, Europe, Asia-Pacific, and Africa. Leveraging our unmatched scale, expertise, and innovation, top-tier merchants and businesses of all sizes use our ATM solutions to drive growth, in-store traffic, and retail transactions. Financial services providers rely on Cardtronics to deliver superior service at their ATMs, on Cardtronics ATMs where they place their brand, and through Cardtronics' Allpoint Network, the world’s largest surcharge-free ATM network, with over 58,000 locations. As champions of cash, Cardtronics converts digital currency into physical cash, driving payments choice for businesses and consumers alike. To learn more about Cardtronics, visit www.cardtronics.com and follow us on LinkedIn and Twitter.

Contact Information:

Media Relations Lisa Albiston VP Public Relations and Communications 832-308-4000 corporatecommunications@cardtronics.com	Investor Relations Brad Conrad EVP – Treasurer 832-308-4000 ir@cardtronics.com
For more information, please visit: www.cardtronics.com www.allpointnetwork.com

Cardtronics is a registered trademark of Cardtronics plc and its subsidiaries.
All other trademarks are the property of their respective owners.

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